Exhibit 99.1

Contact:
Richard Garr, President	301.366.4960
John Conron, Chief Financial Officer	301.633.7709
Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media	917.837.5866

For Immediate Release;  May 17, 2010

Neuralstem, Inc. Reports First Quarter Financial Results
and Provides Business Update

ROCKVILLE, Maryland, May 17, 2010 –Neuralstem, Inc. (NYSEAmex: CUR) today provided a financial and business update for the first quarter ended March 31, 2010.

Richard Garr, Neuralstem’s president and CEO said, “The first quarter of 2010 marked a major milestone for the Company as we moved into the clinic to treat ALS with our spinal cord neural stem cell therapy. We also completed the financings in the first quarter necessary to fund our transition into a clinical stage company.

Clinical Program and General Business Update

In January the Company announced that the first ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig's disease) patient in it’s FDA-approved Phase I clinical trial was treated with its spinal cord stem cells  at Emory University, in Atlanta, GA. A total of up to 18 patients are planned to be treated in this first U.S. clinical trial to evaluate human neural stem cells for the treatment of ALS According to the ALS Association, ALS affects roughly 30,000 people in the U.S., with about 5,600 new diagnoses per year.

During the first quarter ended March 31, 2010 Neuralstem received a total of $7,384,925 from warrant exercises.

In April the Company’s neural stem cell treatment for ALS  was featured on CNN with Dr. Sanjay Gupta, in the piece entitled "Stem Cell Medical Breakthrough" http://www.cnn.com/2010/HEALTH/05/04/stem.cells.lou.gehrigs/index.html?iref=allsearch

The segment featured the first footage of the procedure, in which Neuralstem's spinal cord stem cells are injected directly into the gray matter of the patient's spinal cord.

The Company reported a first quarter 2010 net loss of $6.8 million or $0.18 per share, compared with a net profit of $905,678, or $0.03 per share, a year ago.  The change from 2009 to 2010 was primarily due to noncash entries relating to the Company’s adoption of Accounting Guidance EITF 07-05, which took effect on January 1, 2009. In the first quarter of 2009 the Company recognized a mark to market gain from the change in the fair value of warrant obligations of approximately $3.8 million. In the first quarter of 2010 the Company recognized a mark to market loss of $1.2 million and a charge of $1.9 million for the modification of certain warrants.

For the first quarter of 2010, the Company reported an operating loss of $3,616,861, compared with an operating loss of $2,912,044, for the comparable 2009 period. The increase was due to increased research spending relating to beginning of clinical trials and the costs of completing preclinical trial studies for new indications. General and Administrative spending increased because of rising legal costs and an increase in non-cash stock based compensation expense.

Cash, cash equivalents and short-term marketable securities at March 31, 2010 totaled approximately $7.5 million, compared with approximately $2.3 million at December 31, 2009.

For the three months ended March 31, 2010, cash used in operating activities totaled $2,126,977, an increase of $830,011 or 64% compared to the same period in the prior year, primarily attributable to  increased research spending relating to the beginning of clinical trials, the costs of completing preclinical trial studies for new indications, and increased legal fees.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Neuralstem is in a Phase I clinical trial to treat ALS.  For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009.

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Neuralstem, Inc.

Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,515,269	$2,309,774
Prepaid expenses	131,534	143,600

Total current assets	7,646,803	2,453,374

Property and equipment, net	202,005	196,755
Intangible assets, net	319,700	301,560
Other assets	49,410	55,716

Total assets	$8,217,918	$3,007,405

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$922,748	$791,607
Accrued bonus expense	774,741	769,215
Fair value of warrant obligations	1,497,863	-

Total current liabilities	3,195,352	1,560,822

LONG-TERM LIABILITIES

Fair value of warrant obligations	-	6,462,039

Total liabilities	3,195,352	8,022,861

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 42,250,875 and 35,743,831 shares outstanding in 2010 and 2009 respectively	422,509	357,438
Additional paid-in capital	78,933,849	62,193,937
Accumulated deficit	(74,333,792)	(67,566,831)
Total stockholders' equity (deficit)	5,022,566	(5,015,456)

Total liabilities and stockholders' equity (deficit)	$8,217,918	$3,007,405

Neuralstem, Inc.

Statements of Operations
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009

Revenues	$-	$-

Operating expenses:
Research and development costs	1,899,963	1,434,010
General, selling and administrative expenses	1,687,835	1,457,238
Depreciation and amortization	29,063	20,796
	3,616,861	2,912,044
Operating loss	(3,616,861)	(2,912,044)

Nonoperating (expense) income:
Interest income	5,811	2,264
Interest expense	(659)	-
Warrant issuance and modification expense	(1,906,800)
(Loss) gain from change in fair value of warrant obligations	(1,248,452)	3,815,458
	(3,150,100)	3,817,722

Net (loss) income attributable to common shareholders	$(6,766,961)	$905,678

Net (loss) income per share - basic	$(0.18)	$0.03
Net (loss) income per share - diluted	$(0.18)	0.03

Weighted average common shares outstanding - basic	38,539,226	33,751,300
Weighted average common shares outstanding - diluted	38,539,226	35,643,178